Exhibit 99.4

Feb 1, 2024

XCHG Limited

XCharge Europe GmbH, Hamburg-Mitte

Grevenweg 24, 20537 Hamburg, Germany

+49 4057128593

No. 12 Shuang Yang Road, Da Xing District, Beijing

People’s Republic of China, 100023

010-57215988

Re: XCHG Limited

Ladies and Gentlemen,

We understand that XCHG Limited (the “Company”) has filed a registration statement on Form F-1 (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports (collectively, the “Report”), and any subsequent amendments to the Report, as well as the citation of our Report, (i) in the Registration Statement, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Charles Lau
Name: Charles Lau
Title: Executive Director